EXHIBIT K

William J. Maledon, #003670
OSBORN MALEDON, P.A.
2929 N. Central
Phoenix, AZ 85012-2798
Telephone: (602) 640-9000

Attorneys for Plaintiff
The New World Power Corporation

Michael W. Sillyman #004259
KUTAK ROCK
Sixteenth Floor
3300 North Central Avenue
Phoenix, AZ 85012-2516
Telephone: (602) 285-1700

Attorneys for Plaintiff
Golden Technologies Company, Inc.


                       IN THE UNITED STATES DISTRICT COURT

                       IN AND FOR THE DISTRICT OF ARIZONA


THE NEW WORLD POWER CORPORATION, a      )
Delaware corporation, and GOLDEN        )
TECHNOLOGIES COMPANY, INC., a Colorado  )
corporation,                            )    No. Civ. 96-2162  PHX PG
                                        )
                           Plaintiffs,  )    COMPLAINT FOR TEMPORARY
                                        )    RESTRAINING ORDER, PRELIMINARY
                  vs.                   )    AND PERMANENT INJUNCTIONS
                                        )    (BREACH OF CONTRACT,
PHOTOCOMM, INC., an Arizona             )    DECLARATORY RELIEF, 28 U.S.C.,
Corporation; PROGRAMMED LAND, INC., a   )    SECTION 2201; BREACH OF FIDUCIARY
Minnesota corporation; ROBERT R.        )    DUTY)
KAUFFMAN, an individual; DONALD E.      )
ANDERSON, an individual; THOMAS C.      )
LaVOY, an individual; and WALTER M.     )
BAKER, an individual,                   )
                                        )
                           Defendants.  )


                           I. PARTIES AND JURISDICTION

         1.  Plaintiff  The New World  Power  Corporation  ("New  World")  is a
Delaware corporation with its principal place of business in Lime Rock, Connecticut.

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         2.  Plaintiff  Golden  Technologies  Company,  Inc.  ("Golden")  is  a
Colorado  corporation with its principal place of business in Golden,  Colorado.

         3. Defendant Photocomm, Inc. ("Photocomm") is an Arizona corporation with its principal place of business in Scottsdale, Arizona.

         4. Defendant Programmed Land, Inc. ("PLI") is a Minnesota corporation with its principal place of business in Scottsdale, Arizona.

         5.  Defendant  Robert  R.  Kauffman  ("Kauffman")  is  a  resident  of
Arizona.

         6.  Defendant Donald E. Anderson is a resident of Arizona.

         7.  Defendant  Thomas C. LaVoy is a resident of Arizona.

         8.  Defendant Walter M. Baker is a resident of Minnesota.

         9. Complete diversity of citizenship exists between both New World and Golden and all defendants.

        10. The amount in controversy, exclusive of interests and costs, exceeds the sum of $50,000.00.

        11.  This  court  has  diversity   jurisdiction   over  the  matter  in
controversy pursuant to 28 U.S.C.  Section 1332.

                          II. INTRODUCTORY ALLEGATIONS

        12.  On or about  October  15,  1993  New  World  entered  into a Stock
Purchase Agreement with Photocomm, Kauffman, PLI and Westinghouse Electric Corporation (the "New World/Photocomm Agreement") pursuant to which, among other things, New World has over the past three years acquired 6,612,447 shares of Photocomm stock, as well as options and rights of first refusal to acquire additional shares of Photocomm stock.

        13. In the New World/Photocomm Agreement, Photocomm, Kauffman and PLI entered into post-closing covenants with New World effective during the period in which New World and its affiliates own 20% or more of the outstanding shares of common stock of Photocomm. New World currently owns approximately 44% of the outstanding shares of common stock of Photocomm, and thus, such post-closing covenants are still in effect. Those covenants include, without limitation, the following:

             a. a limitation on Photocomm's right to issue new securities, except with certain restrictions, as part of an Employee Stock Option Plan or pursuant to Section 9.2(b); [Section 9.2(a)]

             b. a right of first refusal granted to New World to purchase all or any portion of New Securities that Photocomm may, from time to time, propose to issue. The term "New Securities" is defined therein as "any shares of any class of [Photocomm's] capital stock or any securities convertible into or exercisable or exchangeable for any such shares, or any warrants, calls, options,stock appreciation rights or other rights calling for the issuance, sale or delivery of any such shares of convertible, exercisable or exchangeable securities;" [Section 9.2.(b)]

             c. a restriction against Photocomm or any subsidiary purchasing or otherwise acquiring, in excess of $250,000 in any one transaction or $500,000 in any twelve-month period, the assets or business of any person or other entity; [Section 9.4.]

             d. a restriction against taking or recommending any action, by charter amendment, board resolution or otherwise, "which is intended to make the acquisition of the Company [Photocomm] more expensive, more difficult or undesirable (so called 'golden parachutes' and 'poison pills') or to "take any action which would impose limitations on the legal rights of the Buyer [New World];" [Section 9.7.]

             e. a restriction against entering into any employment contracts with any of its employees which are not terminable at will, except for an employment agreement with its Chief Executive Officer with the consent of directors holding a majority of the directorships; [Section 9.14(b)] and

             f. a restriction against amending or altering the By- Laws of Photocomm or of any of its subsidiaries, except for "small administrative matters." [Section 9.17]

        14. In the New World/Photocomm Agreement New World also gave Photocomm, Kauffman and PLI a right of first refusal to purchase New World's shares of Photocomm should New World decide to sell them.

        15. On or about August 16, 1996 Golden, which is currently a shareholder of Photocomm, entered into a Stock Purchase Agreement with New World (the "Golden/New World Agreement") pursuant to which Golden agreed to buy the 6,612,447 shares of Photocomm from New World for $11,292,500. Pursuant to
Section 6.2 of that agreement, the obligation of Golden to close the purchase of such shares is contingent upon, among other things, there having been "no material adverse change in the condition, financial or otherwise of Pcomm [Photocomm] . . . or any material change in [its] capitalization or capital structure."

        16. On or about August 16, 1996 New World entered into a Waiver Agreement with Photocomm, Kauffman and PLI (the "Waiver Agreement") whereby Photocomm, Kauffman and PLI agreed to, among other things:

             a. waive their rights of first refusal on New World's shares of Photocomm stock in exchange for the payment by New World of $600,000, which money was to be paid to Kauffman and PLI, rather than Photocomm; and

             b. "use all reasonable efforts to make or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the proposed sale of shares by New World to GTC [Golden] in connection with the foregoing."

        17. The Board of Directors of Photocomm are comprised of Kauffman, Anderson, LaVoy and Baker (collectively the "Company Directors") as well as three designees of New World, The designees of New World are John D. Kuhns ("Kuhns"), Gerald R. Cummins ("Cummins") and Robert W. MacDonald ("MacDonald") (collectively the "New World Directors"). Anderson also sits on the Board of Directors as a representative and agent of PLI, which owns in excess of 11% of the common stock of Photocomm.

        18. By notice given on September 12, 1996 Kauffman, as President and Chief Executive Officer of Photocomm, called a special meeting of the Board of Directors of Photocomm on September 16, 1996 for the purported purpose of:

             1.   Considering   proposals  by  ACX   Technologies   [the  parent
                  corporation of Golden] to acquire a majority interest in the Corporation [Photocomm], and matters related thereto.

             2. Transacting such other business as may properly come before said meeting.

         19. All directors other than MacDonald were physically present at the meeting in Scottsdale, Arizona. Because of the short notice MacDonald, who resides in California, was unable to be physically present. However, he was available to participate by telephone and desired to do so. Kauffman, in contravention of Photocomm's By-Laws, refused to allow MacDonald to participate by telephone.

         20. At the special meeting Kauffman presented the directors with a meeting agenda which included the following items as to which the New World directors had been given no prior notice:

              a.  1996  Stock  Option  Plan;

              b.  Executive  Compensation  Agreements;

              c.  Bylaw - Amendment;

              d.  Authorization - "Series E" Preferred Stock;

              e.  Acquisition for Stock; and

              f.  Shareholder Rights Plan.

        21. At the special meeting the New Wold Directors, other than MacDonald who was barred from participating, were given the following documents for the first time:

              a.  Photocomm, Inc. 1996 Stock Option Plan;

              b. Stockholders Rights Plan SUMMARY OF RIGHTS (the Plan itself was not given to New World Directors); and

              c. Executive Compensation Agreements for Anderson, Kauffman, Myron Anduri ("Anduri"), Ronald Kenedi ("Kenedi"), LaVoy and Robert Spotts ("Spotts").

         22. In addition, at the special meeting the New World Directors, other than MacDonald, were given for the first time pre-prepared "Resolutions To Be Adopted By The Board of Directors of Photocomm, Inc." which (1) adopted the 1996 Stock Option Plan; (2) gave 1996 Stock Option Grants of 1,100,000 shares of common stock to, among others, the Company Directors all at a price below the market value; (3) adopted the Officer Employment Agreements, including those of all Company Directors other than Baker; (4) adopted a Bylaw Amendment eliminating the right of holders of 10%or more of all issued and outstanding shares of stock of Photocomm (I.E., New World) to call a shareholders meeting;
(5) authorized the purchase of a separate business for shares of common stock of Photocomm; and (6) adopted a Shareholder Rights Plan (I.E., a "poison pill").

         23. No written resolution was prepared authorizing the issuance of "Series E" Preferred Stock, but such issuance was voted upon and purportedly approved at the special meeting.

         24. At the special meeting on September 16, 1996 all Company Directors voted for each of the resolutions itemized in paragraphs 22 and 23 above. Thus, each Company Director, other than Baker who is not employed by Photocomm, voted in favor of his own Officer Employment Agreement and each Company Director voted in favor of the grant to himself of 1996 Stock Option Grants exercisable at less than the market value. Kuhns and Cummins voted against each such resolution and MacDonald was unable to vote, having been barred from participating in the meeting.

         25. Had each Company Director not voted on resolutions as to which they had an interest (I.E., their own Officer Compensation Agreements and the grant to themselves of 1996 Stock Options) and had MacDonald not been improperly barred from participating in the meeting, the Officer Compensation Agreements with Kauffman, Anderson and LaVoy and the 1996 Stock Option Grants to Kauffman, Anderson, LaVoy and Baker, would not have the support of the majority of the Board of Directors.

         26. During the special meeting and before the Bylaw was purportedly changed Kuhn informed the Board of Director that New World, as a holder of in excess of 10% of Photocomm's issued shares of stock, demanded a shareholders meeting on November 20, 1996. At the close of the meeting Kuhn delivered a written request for the same to the Board of Directors.

         27. On September 17, 1996 the New World Directors all gave written notice to Photocomm of their opposition to each and every resolution passed at the special meeting.

                           III. FIRST CLAIM FOR RELIEF

                   (Breach of New World/Photocomm Agreement -
                      Injunctive Relief Against Photocomm)

         28. New World incorporates herein by reference the allegations set forth in paragraphs 1-27.

         29. Kauffman and PLI, acting through Anderson, each breached the covenants made by them in New World/Photocomm Agreement by voting in favor of the resolutions described in paragraphs 22 and 23 above which are purportedly adopted by the Board of Directors of Photocomm at the special meeting held on September 16, 1996.

         30. Photocomm breached the New World/Photocomm Agreement by purportedly adopting the resolutions set forth in paragraphs 22 and 23 above the special meeting held on September 16, 1996.

         31. As a direct and foreseeable result of the breaches by Kauffman, PLI and Photocomm on the covenants made to New World in the New World/Photocomm Agreement, Golden has asserted a right to terminate the Golden/New World Agreement and, upon information and belief, will seek to do so if the resolutions purportedly adopted by Photocomm at the special meeting are not set aside or declared to be invalid. Any such failure may place New World in default under its lending agreements, triggering an immediate obligation to pay more than $20 million in debt. In such an event, New World would be compelled to file bankruptcy. In addition, if such resolutions are not set aside or declared to be invalid the value of New World's stock in Photocomm will fall dramatically and will, as practical matter, be unmarketable as a block.

         32.      The New World/Photocomm Agreement provides in Section
29 that:

                   The parties agree that the remedies at law for any breach of the terms of this Agreement are inadequate. Accordingly, the parties consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions.

                   The parties agree that the terms of this Agreement shall be enforceable by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies which the parties may have at law or in equity.

         33. The New World/Photocomm Agreement further provides in Section 28 that:

                   In any action brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs.

         34. Unless Photocomm is preliminarily and permanently enjoined from effectuating, carrying out or acting pursuant to any or all of the resolutions described in paragraphs 22 and 23 above, New World will be irreparably harmed.

         35. New World is entitled to: (a) a preliminary and permanent injunction enjoining Photocomm from effectuating, carrying out or acting pursuant to any or all of the resolutions described in paragraphs 22 and 23 above and purportedly approved by Board of Directors of Photocomm are in violation of the New World/Photocomm Agreement and are invalid and unenforceable.

                           IV SECOND CLAIM FOR RELIEF

                    (Breach of New World/Photocomm Agreement
                     - Declaratory Relief Against Photocomm)

         36. New World incorporates herein by reference the allegations set forth in paragraphs 1-35.

         37. New World is entitled to a declaratory judgment pursuant to F.R.C.P. 57 and the Declaratory Judgment Act, 28

U.S.C. ss.2201 declaring that each and every resolution described in paragraphs 22 and 23 above and purportedly approved by the Board of Directors of Photocomm are in violation of the New World/Photocomm Agreement and are invalid and unenforceable.

                            V. THIRD CLAIM FOR RELIEF

                   (Breach of New World/Photocomm Agreement -
                        Damages Against Kauffman and PLI)

         38. New world incorporates herein by reference the allegations set forth in paragraphs 1-37.

         39. As a direct and foreseeable result of Kauffman's and PLI's breaches of contract, New World has incurred, and will continue to incur damages, including payment of interest on debt which would be repaid from the proceeds of the sale to Golden, legal fees and the possible diminution of the value of its shares of Photocomm.

         40. If an injunction as requested in the First Claim for Relief is not issued and made permanent, New World is entitled to an award of such damages, jointly and severally, against Kauffman and PLI, plus its attorneys fees incurred in enforcing its rights under the New World/Photocomm Agreement.

                           VI. FOURTH CLAIM FOR RELIEF

                          (Breach of Waiver Agreement -
                        Damages against Kauffman and PLI)

         41. New World incorporates herein by reference the allegations set forth in paragraphs 1-40.

         42. Kauffman and PLI breached their obligations under the Waiver Agreement. Those obligations are described in paragraph 16(b) above.

         43. As a direct and foreseeable result of Kauffman's and PLI's breaches of contract, New World has incurred, and will continue to incur damages, including payment of interest on debt which would be repaid from the proceeds of the sale to Golden, legal fees and the possible diminution of the value of its shares of Photocomm.

         44. New World is entitled to an award of such damages, jointly and severally, against Kauffman and PLI.

                           VII. FIFTH CLAIM FOR RELIEF

                           (Breach of Fiduciary Duty -
                 Injunctive Relief and Damages Against Photocomm
                         and the Individual Defendants)

         45. New World incorporates herein by reference the allegations set forth in paragraphs 1-44.

         46. Photocomm instituted the Shareholder Rights Plan for the purpose of entrenching the existing management and the Company Directors. It was not in response to any perceived or realistic threat to the corporation.

         47. The Company Directors granted themselves options to purchase 1.1 million shares (in excess of 5 percent of the outstanding shares) pursuant to options priced below the fair market value of the shares. This is in addition to substantial option grants made in the past. Upon information and belief, Kauffman now has options for approximately 1 million shares.

         48. The Company Directors, with full knowledge of the demand of a shareholder to call a shareholders' meeting, amended it bylaws to provide thereafter that shareholders could not call a meeting, thus threatening the rights of the shareholders to vote for director.

         49. The Company Directors approved substantial management contracts providing themselves with compensation that is excessive and unnecessary to retain qualified personnel.

         50. All of the foregoing were done with the full participation of interested directors of the Company, have not been ratified by the shareholders, and were not, under the circumstances at the time they were approved, fair to the corporation.

         51. As a direct and proximate result of Kauffman's Anderson's, LaVoy's and Baker's breach of their fiduciary duties, New World have incurred and will continue to incur actual and irreparable damages.

         52. New World are entitled to: (a) a preliminary and permanent injunction enjoining Photocomm from effectuating, carrying out or acting pursuant to any or all of the resolutions described in paragraphs 22 and 23 above; (b) or alternatively an award of their actual damages; and (c) an award of their attorneys fees and costs incurred.

                          VIII. SIXTH CLAIM FOR RELIEF

                          (Breach of Waiver Agreement -
                    Third party beneficiary claim by Golden -
                  Damages against Photocomm, Kauffman and PLI)

         53. Golden incorporates herein by reference the allegations set forth in paragraphs 1-52.

         54. The Waiver Agreement provides, among other things, the following:

             (a)    "New World desires to sell all of its stock to Golden";

             (b) "the Waiving Party [Photocomm, Kauffman, and PLI] . . . agree to waive all of their rights relative to those shares which New World proposes to sell to GTC [Golden] upon payment of the consideration";

             (c) "In consideration for the waiver from the Waiving Party [Photocomm, Kauffman, and PLI], New World shall pay to the Waiving Party the sum of $600,000 cash at the Closing of the contemplated purchase of New World's Photocomm shares by GTC [Golden]"; and

             (d) "The Waiving Party [Photocomm, Kauffman, and PLI] agrees to use all reasonable efforts to take or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the proposed sale of shares by New World to GTC [Golden] and to cooperate with New World and GTC [Golden] in connection with the foregoing."

         55. The above language of the Waiver Agreement illustrates the parties' intention that the Waiver Agreement intentionally and directly benefit Golden as a third-party beneficiary and the primary party in interest.

         56. Photocomm, Kauffman, and PLI breached their obligations under the Waiver Agreement.

         57. As a direct and foreseeable result of Photocomm's, Kauffman's and PLI's breaches of contract, Golden has incurred, and will continue to incur damages, including its right to purchase New World's stock in Photocomm and legal fees.

         58. Golden is entitled to an award of such damages, jointly and severally, against Photocomm, Kauffman and PLI.

                              IX. PRAYER FOR RELIEF

         WHEREFORE, Plaintiffs respectfully request that this Court issue:

         1. A Temporary Restraining Order and Order to Show Cause Why Defendants and all of their officers, directors, stockholders, agents, partners, employees, representatives, and all other persons in active concert or participating with them, should not be preliminarily and permanently enjoined from engaging in the acts and practices alleged in this Complaint.

         2. A Temporary Restraining Order and Order to Show Cause why Defendants, and all of their officer, directors, stockholders, agents, partners, employees, representatives, and all other person in active concert or participation with them, should not be preliminarily and permanently enjoined from adopting, carrying out and/or implementing the Resolutions improperly adopted by the Board of Directors of Photocomm, Inc. on September 16, 1996 including the 1996 Stock Option Plan, the Executive Compensation Agreements for Anderson, Kauffman, Anduri, Kenedi, LaVoy and Spotts; the Bylaw Amendment which purported to eliminate the right of holders of 10% or more of all issued and outstanding shares of stock of Photocomm from calling a shareholders' meeting; authorizing issuance of "Series E" Preferred Stock; the acquisition of any separate business for stock of Photocomm and the adoption of a Shareholders Rights Plan.

         3. An Order setting a Photocomm shareholders meeting for November 20, 1996 at the law offices of Kutak Rock, 3300 N. Central Avenue, 16th Floor, Phoenix, Arizona at 9:00 a.m.

         4. An Order awarding damages to New World and Golden for breach of the Photocomm Agreement and Waiver Agreement and to New World for breach of fiduciary duties owed to it by Defendants Kauffman, Anderson, LaVoy and Baker.

         5. An Order requiring Defendants to pay Plaintiffs' costs, attorneys' fees, and expenses incurred in enforcing its right under the New World/Photocomm Agreement and pursuant to Ariz.
Rev. Stat. Section 12-341.01.

         6. Order such other and further relief as the Court deems just and proper.

Respectfully submitted this 19th day of September, 1996.

                                   OSBORN MALEDON, P.C.


                                   By:/s/ William J. Maledon
                                      -------------------------------------
                                         William J. Maledon
                                   2929 North Central Avenue
                                   Phoenix, Arizona 85012-2798
                                   Telephone: (602) 640-9000

                                   ATTORNEYS FOR PLAINTIFF THE NEW
                                   WORLD POWER CORPORATION

                                   KUTAK ROCK
                                   James C. Ruh
                                   717 17th St., Suite 2900
                                   Denver, CO 80202-3329
                                   Telephone (303) 297-2400

                                   KUTAK ROCK


                                   By: /s/ Michael W. Sillyman
                                       -----------------------------------
                                            Michael W. Sillyman
                                   Sixteenth Floor
                                   3300 North Central Avenue
                                   Phoenix, AZ 85012-2516
                                   Telephone: (602) 285-1700

                                   ATTORNEYS FOR PLAINTIFF GOLDEN
                                   TECHNOLOGIES COMPANY, INC.